Exhibit 10.4

Diversey Europe Operations BV
De Boelelaan 32
1083 HJ Amsterdam
telefoon +31 20 2589700
www.diversey.com

EMPLOYMENT AGREEMENT FOR AN INDEFINITE PERIOD

The undersigned:

Diversey Europe Operations BV, having its registered office and maintaining business premises at De Boelelaan 32 (1083 HJ) in Amsterdam, the Netherlands, hereafter referred to as “the employer”, duly represented by its European HR Director, Filitsa Tsitouris,

and

Dr. Ilham Kadri, residing at Emaar Square 6 7893 Dubai, United Arab Emirates, born on 14th February 1969, hereafter referred to as “the employee”,

Considering that:

•	no collective agreement applies to this agreement.

•	the employee has submitted a copy of his/her passport or identity card to the employer in accordance with the general rules,

declare that they have agreed as follows:

Article 1 Position

1.	The employee will enter the service of the employer for an indefinite period of time commencing from 7th January 2013 in the position of President Institutional & Laundry Business Unit and Vice President of Sealed Air Corporation. In this position, the employee will report to Jerome Peribere, President and Chief Operating Officer.

2.	The employee will be obliged to perform work other than is stated in the task and job description, if and in so far as such may be reasonably desired by the employer. The employee will be obliged to perform all work assigned to her by or on behalf of the employer as befits a good employee, in accordance with the instruction given, and to the best of her ability.

3.	The place of employment will be Amsterdam.

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Article 2 Nature of the employment and probationary period

1.	The employment is entered into for an indefinite period of time.

Article 3 Termination of the employment and notice period

1.	This agreement may be terminated by giving notice with due observance of the notice period stipulated in the General Rules. For this agreement the notice period stipulates 3 months. This employment agreement should terminate at the end of the month.

2.	The employer may terminate the employment agreement (with due observance of the statutory provisions) after two years of full or partial occupational disability, but only if no suitable position is available for the employee.

3.	The employment will end in any event on the final day of the month in which the employee reaches retirement age.

Article 4 Working hours

1.	During your employment, you will devote substantially all your working time and Attention to the business and affairs of the Company (excluding any vacation to which you are entitled)

Article 5 Salary and Prerequisites

1.	On entering service, the gross salary will be €346,000,- annually, including holiday allowance according to Dutch regulations

2.	The employer may award the employee an Annual Incentive Plan (AIP) Bonus objective of €225,000 (65% on target) of the annual gross salary.

3.	On the 1st January 2013 the employee will participate in the Sealed Air Long Term Incentive Program with a targeted long term incentive of €500,000 (144% of salary) per year awarded in the performance units of Sealed Air Common Shares.

4.	The employer will cover full tuition for an International school of employee’s choice for 3 years (excluding all entertainment).

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Article 6 Holiday

1.	In the case of full-time employment, the employee will be entitled to 4 weeks of paid holiday.

2.	If the employee has worked only for part of a calendar year, the number of holiday days will be calculated in proportion to the number of days worked, with due observance of the relevant statutory provisions.

3.	In consultation with the Works Council, the employer may designate one or more free days per year as obligatory free days.

4.	The time at which the other holidays may be taken will be agreed in consultation between the superior and the employee.

5.	The holiday year will run from 1 January to 31 December.

Article 7 Holiday allowance

1.	The employee will receive a holiday allowance of 8,33% of the gross annual salary of no more than the maximum holiday allowance amount included in the General Rules. As per article 5, the holiday allowance is included in the annual gross salary.

2.	The calculation basis for the holiday allowance is the gross annual salary, excluding bonuses, profit sharing and other payments that the employee has built up over a holiday year at the employer’s business. The holiday allowance year will run from 1 January to 31 December as stipulated in Article 5.

3.	The holiday allowance will be paid out in April.

Article 8 Occupational disability

1.	If the employee is occupationally disabled, the employer will continue to pay the employee 100% of the gross salary for a maximum of 104 weeks. After two years, a Dutch Work and Income (Capacity for Work) Act [WIA] request will be submitted and the WIA insurance will take effect (see Pension scheme).

2.	The calculation of the net salary is based on the fixed gross salary that applied in the payment period immediately prior to the occupational disability, exclusive of overtime or any other extra payments.

3.	If applicable, the employer has the tax-related obligation to cease paying the employee’s net expense reimbursement if the employee is occupationally disabled for longer than a consecutive period of one month during the period of occupational disability.

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4.	The employee declares his or her willingness to make every effort to recover occupational disability caused by third parties from those third parties.

5.	The employee will not have the right referred to in the first paragraph:

a.	If the illness has been caused by an intentional act of the employee or if it is the result of a disability about which he or she provided false information in the context of a pre-employment medical examination and as a result the employee’s suitability for the job workload requirements could not be assessed correctly.

b.	For the period of time during which the employee’s recovery is obstructed or delayed due to his or her own doing; Not having health insurance, which is obligatory in accordance with Section 2 of the Dutch Healthcare Insurance Act [Zorgverzekeringswet], will be regarded by the employer as an obstruction of or delay in the employee’s recovery.

c.	For the period of time during which the employee fails to carry out suitable work, as referred to in Section 7:685a, subsection 3, of the Dutch Civil Code [BW] for the employer, without having a proper reason and although able to do so, or for a third party designated by the employer with the permission of the Dutch National Social Insurance Institute [Landelijk instituut sociale verzekeringen], even though he or she was given the opportunity to do so by the employer.

d.	For the period of time during which he or she, without having a proper reason, fails to cooperate with the reasonable instruction issued or measures taken by the employer, or an expert designated by the employer, which are intended to enable the employee to perform suitable work, as referred to in Section 7:685a, subsection 3, of the Dutch Civil Code.

e.	For the time during which he or she, without having a proper reason, fails to cooperate in drawing up, evaluating and adjusting a strategic plan as referred to in Section 7:685a, subsection 2, of the Dutch Civil Code.

Article 9 Sickness absence policy

1.	In the case of illness, the employee must contact in superior as soon as possible and no later than 9 a.m.

2.	If the employee has to visit a doctor or specialist and is only able to do so during working hours, he or she must inform the employer of such least one day in advance.

3.	During occupational disability, the employee should observe the verification regulations issued by or on behalf of the employer, as described in the personnel manual.

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Article 10 Health Insurance

In accordance with the arrangement included in the general rules, the employee may participate in the collective health insurance that is currently entrusted to CZ.

Article 11 Retirement pension

The employee will be obliged to participate in the employer’s pension scheme.

Article 12 Company car

The employer will make a company car available to the employee. The employee will be obliged to observe the relevant rules adopted and to be adopted concerning, for instance, the use and maintenance of this car, as well as other arrangements such as the lease, as included in the lease regulations.

Article 13 Internet and e-mail protocol

The employee should observe the Internet and e-mail protocol drawn up by the employer, as described in the personnel manual.

Article 14 Ancillary activities

1.	The employee will be prohibited during the term of this agreement to perform work for a third party, whether or not in return for payment, directly or indirectly, and/or to do business, directly or indirectly, for his or her own account, without the written permission of the employer. Any infringement of this clause will be considered an urgent reason for summary dismissal. The employer will also retain the right to recover any resulting damage from the employee.

2.	If ancillary work is already being performed, whether or not in return for payment, the employee entering service should report this before the employment agreement is entered into.

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Article 15 Non-competition clause, business relation clause and prohibition on acquiring employees

1. Non-Competition. For 15 months following your termination of employment with us, you shall not, without the prior written consent of the Board, (i) either directly or indirectly compete with or in any way engage your talents for the benefit of a competitor of the Company or any of its affiliates (collectively, “Sealed Air”) in any capacity related directly or indirectly to any aspect of your past employment with us in any location where Sealed Air engages in business or (ii) act as an officer, director, employee, consultant, partner or stockholder owning more than five percent of a corporation, business or enterprise that is in the business of designing, developing, manufacturing, selling, servicing or promoting a product or service that competes with any of the products or services manufactured, sold or under development by Sealed Air during your employment by us. You acknowledge and represent that your background and experience adequately qualifies you to engage in other profitable lines of endeavor and that you will not be subject to undue hardship by reason of this non-competition commitment.

2. Non-Solicitation of Customers. For a period of 15 months following your termination of employment with us, you shall not solicit, entice, persuade, or induce any of Sealed Air’s clients or customers at any time during your employment with us to purchase products or services that are the same or similar to any product or service manufactured or sold by Sealed Air.

3. Non-Solicitation of Employees. For a period of 15 months following your termination of employment with us, you shall not without the Board’s prior written consent, cause or attempt to cause any employee, agent or contractor of Sealed Air to terminate his or her employment, agency or contractor relationship with Sealed Air; or interfere or attempt to interfere with the relationship between Sealed Air and any employee, agent or contractor; or hire or attempt to hire any employee, agent or contractor of Sealed Air.

4. Non-Disparagement. Following your termination of employment with us, you agree that you will not make any disparaging or derogatory remarks or statements about the Company, or the Company’s current and former officers, directors, shareholders,

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principals, attorneys, agents or employees. The Company agrees that it will not make any disparaging or derogatory remarks or statements about you or your employment with Company. Remarks or statements made by any officer, director, shareholder, principal or employee of the Company to any other officer, director, shareholder, principal, or employee of the Company shall not be covered by this covenant. In the event a prospective employer contacts the Company by any means to verify your employment, the only information that the Company, and its agents or employees will provide will be your hire date, date of resignation, last position held and, upon your request, relevant compensation information. Notwithstanding the foregoing, nothing in this letter shall preclude you or us from making truthful statements that are required by applicable law, regulation or legal process.

Article 16 Confidentiality obligation

1.	During the period and following the termination of this agreement, the employee will be obliged to observe strict confidentiality regarding all details of the employer’s business or related matters of which he or she has become aware. This confidentiality obligation also applies to all information that the employee has become aware by reason of his position regarding clients and other business relations of the employer and about which a confidentiality obligation has been imposed on the employee or the confidential nature of which he or she could reasonably have assumed.

2.	A violation of this clause during the period of the agreement will be considered an urgent reason for summary dismissal, without prejudice to the right of the employer to claim full damages.

Article 17 Penalty clause

1.	In the case of a violation of the above prohibitions in Articles 14, 15 and 16, the employee will owe Sealedair Europe Operations BV an immediately due and payable fine not subject to judicial mitigation of a one-off payment of €5,000 plus €500 for every day that the employee remains in default, without prejudice to the obligation to pay full compensation if the damage for Sealedair should be more per day than the amount stated.

2.	The employee will be bound to paragraphs 1 and 2 also with respect to a successive employer, including a successive employer other than following a transfer of undertaking as referred to in Section 7:622 et seq. of the Dutch Civil Code [BW], on pain of a fine as referred to in paragraph 3.

3.	The parties hereby opt to deviate from Section 7:650 of the Dutch Civil Code and agree that the entire fine will accrue to the employer.

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Article 18 Publications

1.	If the employee wishes to make a public statement by means of, for instance, a publication or lecture, and it may be reasonably expected that this may be contrary to any interest of Sealedair the employee should report this to the management board in advance. The management board will be entitled to prohibit the public statement or appearance, if it can indicate while stating the reasons that the public statement or appearance may damage the interest of sealedair.

2.	The management board will be entitled in advance to request the inspection of the publication or the text of the lecture. In the case of an interview, the management board may request that the subjects and positions to be dealt with are discussed in advance. Unless otherwise agreed, the copyright of a publication, lecture or interview will rest with Sealedair.

3.	Without prejudice to the provisions of Article 17 (confidentiality) of this agreement, the above will not apply to trade union activists and members of the works council, in so far as the proper performance of their tasks as union activists or works council members requires such.

Article 19 Documents and business assets

1.	All documents and/or copies thereof, of whatever nature, including information carriers, which have been obtained from the employers business or its relations are and will remain the property of the employer, even if these documents have been drawn up by the employee or have been printed on materials belonging to the employee or are personally addressed to him or her.

2.	Without the written permission of the employer, the employee may not keep these documents in his or her private possession, copy them, or allow copies of such to be inspected by third parties, all this in so far as the work performed by the employee for the employer does not require such.

3.	All documents and copies as described above must be returned immediately to the employer at the termination of the employment without the employer having to ask for them, or as earlier as the employer desires.

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Article 20 Retention of title

The employer will be entitled to all domestic and international industrial and intellectual property rights resulting from, for example, inventions, drawings, models and copyright works for which the employee was responsible or which he or she created relating to the area in which the employee worked during his or her employment. On request, the employee will provide all information and perform all formalities required to enable the employer to apply for and acquire the above rights in its name, if necessary by an original request in the name of the employee for the rights to be transferred to the name of the employer. The employee will have the right in the relevant patents to be listed as the inventor, if this possibility exists in the country in question.

Article 21 General rules

This employment agreement will be subject to the general rules as well as the rules included in the personnel manual and all successive manuals.

Article 22 Amendments to the employment conditions

The employer will retain the right to make a unilateral change to any employment condition occurring in this employment agreement, provided that the change is of such vital importance that it outweighs the interests of the employee adversely affected by the change in accordance with standards of reasonableness and fairness.

Article 23 Applicable law

This employment agreement will be governed by Dutch law. The offer letter dated October 19th 2012 is an addendum to the employment contract.

Agreed, drawn up in duplicate, initialled per page and signed in Amsterdam on February 25th 2013

Diversey Europe Operations BV

Filitsa Tsitouris	Dr. Ilham Kadri
European HR Director

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